Exhibit 99.1

Date:	December 14, 2004

To:	ALL DIRECTORS OF GATEWAY ALL SECTION 16 EXECUTIVE OFFICERS OF GATEWAY

From:	Michael R. Tyler

RE:	Notice of Blackout Period

Effective January 19, 2005, the recordkeeper and trustee under the Gateway, Inc. Retirement Savings Plan (the “Plan”) will be changing from Wells Fargo to Fidelity Investments. As a result of this change, the Plan will experience a Blackout Period (as defined below) during which Plan participants will temporarily be unable to direct or diversify investments in their accounts or obtain withdrawals or distributions from the Plan. During this Blackout Period you will be unable to buy or sell any Gateway stock or securities, including any transactions outside the Plan. In addition, you will be unable to exercise Gateway stock options during this time.

The Blackout Period is expected to begin on January 7, 2005 at 1:00 p.m. Pacific Time and is scheduled to end the week of January 30, 2005. The Blackout Period will overlap with Gateway’s regularly scheduled trading blackout period that commences on December 10, 2004 and ends January 31, 2005. However, the Blackout Period will likely extend a few days past the regularly scheduled trading blackout period (i.e. the Blackout Period may last until February 4, 2005 or longer). We will advise you in late January or early February 2005 when the Blackout Period actually ends.

This memorandum is to advise you of the upcoming Blackout Period, during which you will not be permitted directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of Gateway if the equity security was acquired in connection with your service or employment as a Director or Executive Officer, as defined by Section 16 of the Securities Exchange Act of 1934.

If you have any questions concerning this notice, please call Mike Tyler at 949-471-7225, Stephanie Heim at 949-471-7233, or Robert Saman at 949-471-7234.